UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 3, 2013

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P.A.M. TRANSPORTATION SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15057	71-0633135
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

297 West Henri De Tonti, Tontitown, Arkansas 72770

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (479) 361-9111

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Lance K. Stewart

On June 3, 2013, Lance K. Stewart notified the Board of Directors of P.A.M. Transportation Services, Inc. (the “Company”) that he will resign as Vice President of Finance, Chief Financial Officer, Secretary and Treasurer of the Company. The resignation will become effective three months following that date. Mr. Stewart’s salary during this period will be based on an annual salary of $280,000, which is an increase of $80,000 from his previous salary.

Appointment of Allen West

On June 3, 2013, the Board appointed Allen West, age 45, as Vice President of Finance, Chief Financial Officer, Secretary and Treasurer of the Company. He will serve in this capacity until such time as his successor shall be duly appointed and qualified or until his resignation or removal.

Mr. West joined the Company in June 1997 as Director of Tax and has served as Vice President of Tax and Financial Reporting of the Company since 2007. He has been with the Company for approximately 16 years and has a B.S. degree from Arkansas State University. Prior to joining the Company, Mr. West served in various capacities within the trucking industry and within public accounting. He is a Certified Public Accountant and Chartered Global Management Accountant.

The Company has agreed to pay Mr. West an annual salary of $200,000. There are no arrangements or understandings between him and any other person pursuant to which he was appointed, and he is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P.A.M. TRANSPORTATION SERVICES, INC.
(Registrant)

Date: June 6, 2013	By:	/s/ Daniel H. Cushman
Daniel H. Cushman President and Chief Executive Officer